EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Miller Industries, Inc. and subsidiaries and the effectiveness of Miller Industries, Inc. and subsidiaries’ internal control over financial reporting dated March 15, 2017, which appear in the Annual Report on Form 10-K of Miller Industries, Inc. for the fiscal year ended December 31, 2016.

/s/ Elliott Davis Decosimo, LLC

Chattanooga, Tennessee

July 14, 2017